Exhibit 99.1

FOR MORE INFORMATION, CONTACT:

Jeff Killian

Cascade Microtech, Inc.

(503) 601-1000

Cascade Microtech Appoints New Board Member

Beaverton, Oregon – August 18, 2010 – Cascade Microtech, Inc. (NASDAQ:CSCD), a leading global supplier of probe stations, engineering probes and RF probe cards, has elected Dr. John Y. Chen to its Board of Directors effective August 13, 2010.

“After an extensive search, Dr. Chen was selected for our Board position because of his acknowledged leadership position, industry knowledge, broad management experience and technical expertise. Dr. Chen’s addition to our Board of Directors will continue to accelerate Cascade Microtech’s progress due to the benefit gained from the diversity of experience and opinions,” said Michael Burger, president and CEO of Cascade Microtech, Inc.

“Cascade Microtech is the world leader in the design and manufacture of probers and probe stations for customers to test and screen out defective parts at the earliest stage of their design and manufacturing process. As the semiconductor industry moves to more-than-Moore’s (3D-TSV, LED, Solar …etc) as well as to more Moore’s (sub-20nm CMOS) era, probing is becoming more complex and critical in providing the rapid feedbacks to customers’ products,” said Dr. John Chen, vice president of technologies at NVIDIA. “Cascade Microtech is well positioned to leverage its existing probing expertise including high-speed and RF for the expansion of its market leadership position. I am pleased to be a member of the Cascade Microtech board at this critical time and hope to add value to the company’s growth opportunities.”

Dr. Chen, 61, has been in the semiconductor industry for over 34 years and currently serves as the vice president of technology and foundry operations at NVIDIA Corporation, the world leader in visual computing technologies, where he has been employed for over five years. Prior to joining NVIDIA, Dr. Chen, an IEEE Fellow, held senior executive positions at FlexICs, Inc., Taiwan Semiconductor Manufacturing Company (TSMC), WaferTech LLC, and Cypress Semiconductor Corporation. The positions held by Dr. Chen contributed to his broad industry experience and include senior vice president of engineering, vice president of research and development, vice president of operations and vice president of business development and customer service. Dr. Chen holds a B.S. degree in electrical engineering from the National Taiwan University, an M.S. degree in electrical engineering from the University of Maine, a Ph.D. in electrical engineering from UCLA, and an M.E. degree from the UCLA Executive Engineering Management School. Additionally, he holds eight patents, has a book and 100 journal articles published and has spoken at multiple industry forums regarding leading edge technology issues.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical and mechanical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMS, 3D TSV, LED devices and more. Cascade Microtech’s leading-edge semiconductor production test products include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

###